Exhibit 107

Calculation of Filing Fee Tables
Schedule TO-T
(Rule 14d-100)

RUBICON TECHNOLOGY, INC.
(Name of Subject Company (Issuer))

JANEL CORPORATION
(Name of Filing Person (Offeror))

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$22,160,000	0.0000927	$2,054.23
Fees Previously Paid	$0		$0
Total Transaction Valuation	$22,160,000
Total Fees Due for Filing			$2,054.23
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fees Due			$2,054.23

*
The transaction value is estimated for purposes of calculating the amount of the filing fee only. The calculation is based on multiplying (x) $20.00 (i.e., the tender offer price) and (y) 1,108,000, the estimated maximum number of shares of common stock, par value $0.001, of Rubicon Technology, Inc. to be acquired in the tender offer.

**
The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2022 beginning on October 1, 2021, issued August 22, 2021, by multiplying the transaction value by 0.0000927.